Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	William W. Sherertz President and Chief Executive Officer

	Telephone:	(360) 828-0700

BBSI DECLARES QUARTERLY CASH DIVIDEND

AND ANNOUNCES INVESTMENT CONFERENCE PRESENTATION

VANCOUVER, WASHINGTON, August 16, 2007 - Barrett Business Services, Inc. (Nasdaq trading symbol: BBSI) announced today that its board of directors has approved a regular quarterly cash dividend of $0.07 per share. The cash dividend will be paid on September 13, 2007 to all stockholders of record as of August 30, 2007.

In addition, the Company announced that William W. Sherertz, President and Chief Executive Officer, will speak to the investment community at the Roth Capital Partners 2007 New York Conference on September 6, 2007. Mr. Sherertz's presentation at the conference will be simultaneously webcast over the Internet.

Mr. Sherertz is scheduled to speak on Thursday, September 6, 2007 at approximately 11:30 a.m. Eastern Time. Interested investors can listen to the live audio webcast of the presentation and view supplemental financial information by accessing the company's web site www.barrettbusiness.com and proceeding to the investor relations portion of the site and then to webcasts. A replay of the audio webcast will be available on BBSI's web site for thirty days after posting. The webcast is also accessible at http://www.wsw.com/webcast/roth13/bbsi/.

BBSI provides a comprehensive range of human resource management solutions to large and small companies throughout many regions of the United States.

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